UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-A

FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES

PURSUANT TO SECTION 12(b) OR 12(g) OF THE

SECURITIES EXCHANGE ACT OF 1934

LIBERTY INTERACTIVE CORPORATION

(Exact Name of Registrant as Specified in Its Charter)

Delaware	84-1288730
(State of Incorporation or organization)	(I.R.S. Employer Identification no.)

12300 Liberty Boulevard
Englewood, Colorado	80112
(Address of Principal Executive Offices)	(Zip Code)

Securities to be registered pursuant to Section 12(b) of the Act:

Title of each class	Name of each exchange on which
to be so registered	each class is to be registered

Series A Liberty Ventures Common Stock, par value	The NASDAQ Stock Market LLC
$0.01 per share
Series B Liberty Ventures Common Stock, par value	The NASDAQ Stock Market LLC
$0.01 per share

If this form relates to the registration of a class of securities pursuant to Section 12(b) of the Exchange Act and is effective pursuant to General Instruction A.(c), check the following box. ☒

If this form relates to the registration of a class of securities pursuant to Section 12(g) of the Exchange Act and is effective pursuant to General Instruction A.(d), check the following box. ☐

Securities Act registration statement file number to which this form relates:	333-180543

(if applicable)

Securities to be registered pursuant to Section 12(g) of the Act:  None

Item 1.  Description of Registrant’s Securities to be Registered.

The securities to be registered hereby are the Series A Liberty Ventures common stock, par value $0.01 per share (the “Series A Liberty Ventures common stock”), and the Series B Liberty Ventures common, par value $0.01 per share (the “Series B Liberty Ventures common stock,” and together with the Series A Liberty Ventures common stock, the “Liberty Ventures common stock”), of Liberty Interactive Corporation (the “Registrant”).

Reference is made to Amendment No. 3 to the Registrant’s Registration Statement on Form S-4 (File No. 333-180543), which was filed with the SEC on June 29, 2012 and declared effective by the SEC on July 5, 2012 (the “Registration Statement”). The Registration Statement relates to, among other things, the creation and issuance of the Registrant’s Series A Liberty Ventures common stock and Series B Liberty Ventures common stock. The Registrant has applied to list the Series A Liberty Ventures common stock and the Series B Liberty Ventures common stock on the Nasdaq Global Select Market under the symbols “LVNTA” and “LVNTB.”

A description of the Series A Liberty Ventures common stock and the Series B Liberty Ventures common stock as set forth in the Registrant’s Restated Certificate of Incorporation, to be in effect upon the initial issuance of the Liberty Ventures common stock (the “charter”), is set forth below. The following description is qualified by reference to the full text of the charter, a form of which is filed herewith as Exhibit 3.1 to this Form 8-A.

Basic Investment

The Liberty Ventures common stock is intended to reflect the separate economic performance of the assets included in the Ventures Group. The Ventures Group is defined in the Registrant’s charter to include (i) the Registrant’s direct and indirect interest, as of the effective date of the charter, in Expedia, Inc., TripAdvisor, Inc., Interval Leisure Group, Inc. and Tree.com, Inc. and each of their respective subsidiaries (including any successor to Expedia, Inc., TripAdvisor, Inc., Interval Leisure Group, Inc. and Tree.com, Inc. or any subsidiary by merger, consolidation or sale of all or substantially all of its assets, whether or not in connection with a Ventures Group Related Business Transaction (as such term is defined in the charter)) and their respective assets, liabilities and businesses; (ii) all other assets, liabilities and businesses of the Registrant to the extent attributed to the Ventures Group as of the effective date of the charter; (iii) such other businesses, assets and liabilities that the Registrant’s board of directors may determine to attribute to the Ventures Group or that may be acquired for or transferred to the Ventures Group in the future; (iv) the proceeds of any sale, transfer, exchange, assignment or other disposition of any of the foregoing, and (v) any inter-group interest that the Ventures Group may obtain in the Interactive Group (as such term is defined in the charter).

Authorized Capital Stock

The Registrant is authorized to issue up to 407.5 million shares of Liberty Ventures common stock, of which 200 million are designated as Series A Liberty Ventures common stock, 7.5 million are designated as Series B Liberty Ventures common stock, and 200 million are designated as Series C Liberty Ventures common stock.

Dividends and Securities Distributions

The Registrant is permitted to pay dividends on Liberty Ventures common stock out of the lesser of its assets legally available for the payment of dividends under Delaware law and the “Ventures Group Available Dividend Amount” (defined generally as the excess of the total assets less the total liabilities of the Ventures Group over the par value, or any greater amount determined to be capital in respect of, all outstanding shares of Liberty Ventures common stock or, if there is no such excess, an amount equal to the earnings or loss attributable to the Ventures Group (if positive) for the fiscal year in which such dividend is to be paid and/or the preceding fiscal year). If dividends are paid on any series of Liberty Ventures common stock, an equal per share dividend will be concurrently paid on the other series of Liberty Ventures common stock.

The Registrant is permitted to make (i) share distributions of (A) Series A or C shares of Liberty Ventures common stock to holders of all series of Liberty Ventures common stock, on an equal per share basis; and (B) Series A Liberty Ventures common stock to holders of Series A Liberty Ventures common stock and, on an equal per share basis, shares of Series B Liberty Ventures common stock to holders of Series B Liberty Ventures common stock and, on an equal per share basis, shares of Series C Liberty Ventures common stock to holders of Series C Liberty Ventures common stock; and (ii) share distributions of (A) Series A or C shares of Liberty Interactive common stock to holders of all series of Liberty Ventures common stock, on an equal per share basis, subject to certain limitations; and (B) Series A Liberty Interactive common stock to holders of Series A Liberty Ventures common stock and, on an equal per share basis, shares of Series B Liberty Interactive common stock to holders of Series B Liberty Ventures common stock and, on an equal per share basis, shares of Series C Liberty Interactive common stock to holders of Series C Liberty Ventures common stock, in each case, subject to certain limitations; and (iii) share distributions of any other class or series of the Registrant’s securities or the securities of any other person to holders of all series of Liberty Ventures common stock, on an equal per share basis, subject to certain limitations.

Conversion at Option of Holder

Each Series B share of Liberty Ventures common stock is convertible, at the option of the holder, into one Series A share of Liberty Ventures common stock. Series A and Series C shares of Liberty Ventures common stock are not convertible at the option of the holder.

Conversion at Option of Issuer

The Registrant can convert each share of Series A, Series B and Series C Liberty Ventures common stock into a number of shares of the corresponding series of Liberty Interactive common stock at a ratio based on the relative trading prices of the Series A Liberty Ventures common stock (or another series of Liberty Ventures common stock subject to certain limitations) and the Series A Liberty Interactive common stock (or another series of Liberty Interactive common stock subject to certain limitations) over a specified 20-trading day period.

The Registrant also can convert each share of Series A, Series B and Series C Liberty Interactive common stock into a number of shares of the corresponding series of Liberty Ventures common stock at a ratio based on the relative trading prices of the Series A Liberty Interactive common stock (or another series of Liberty Interactive common stock subject to certain limitations) to the Series A Liberty Ventures common stock (or another series of Liberty Ventures common stock subject to certain limitations) over a specified 20-trading day period.

Optional Redemption for Stock of a Subsidiary

The Registrant may redeem outstanding shares of Liberty Ventures common stock for shares of common stock of a subsidiary that holds assets and liabilities attributed to the Ventures Group (and may or may not hold assets and liabilities attributed to the Interactive Group), provided that its board of directors seeks and receives the approval to such redemption of holders of Liberty Ventures common stock, voting together as a separate class.

If the Registrant were to effect a redemption as described above with stock of a subsidiary that also holds assets and liabilities of the Interactive Group, shares of Liberty Interactive common stock would also be redeemed in exchange for shares of that subsidiary, and the entire redemption would be subject to the voting rights of the holders of Liberty Ventures common stock described above as well as the separate class vote of the holders of Liberty Interactive common stock.

Mandatory Dividend, Redemption and Conversion Rights on Disposition of Assets

If the Registrant disposes, in one transaction or a series of transactions, of all or substantially all of the assets of the Ventures Group, it is required to choose one of the following four alternatives, unless its board obtains approval of the holders of Liberty Ventures common stock to not take such action or the disposition qualifies under a specified exemption (in which case the Registrant will not be required to take any of the following actions):

•                  pay a dividend to holders of Liberty Ventures common stock out of the available net proceeds of such disposition; or

•                  if there are legally sufficient assets and the Ventures Group Available Dividend Amount would have been sufficient to pay a dividend, then: (i) if the disposition involves all of the properties and assets of the Ventures Group, redeem all outstanding shares of Liberty Ventures common stock in exchange for cash and/or securities or other assets with a fair value equal to the available net proceeds of such disposition, or (ii) if the disposition involves substantially all (but not all) of the properties and assets of the Ventures Group, redeem a portion of the outstanding shares of Liberty Ventures common stock in exchange for cash and/or securities or other assets with a fair value equal to the available net proceeds of such disposition; or

•                  convert each outstanding share of each series of Liberty Ventures common stock into a number of shares of the corresponding series of Liberty Interactive common stock at a specified premium; or

•                  combine a conversion of a portion of the outstanding shares of Liberty Ventures common stock into a number of shares of the corresponding series of Liberty Interactive common stock with either the payment of a dividend on or a redemption of shares of Liberty Ventures common stock, subject to certain limitations.

Voting Rights

Holders of Series A Liberty Ventures common stock are entitled to one vote for each share of such stock held and holders of Series B Liberty Ventures common stock are entitled to ten votes for each share of such stock held on all matters submitted to a vote of its stockholders. Holders of Series C Liberty Ventures common stock are not entitled to any voting powers (including with respect to any class votes taken in accordance with the terms of the Registrant’s charter), except as otherwise required by Delaware law. When so required, holders of Series C Liberty Ventures common stock will be entitled to 1/100th of a vote for each share of such stock held.

Holders of Liberty Ventures common stock will vote as one class with holders of Liberty Interactive common stock on all matters that are submitted to a vote of its stockholders unless a separate class vote is required by the terms of the Registrant’s charter or Delaware law. In connection with certain dispositions of Ventures Group assets as described above, the Registrant’s board may determine to seek approval of the holders of Liberty Ventures common stock, voting together as a separate class, to avoid effecting a mandatory dividend, redemption or conversion under the Registrant’s charter.

The Registrant may not redeem outstanding shares of Liberty Ventures common stock for shares of common stock of a subsidiary that holds assets and liabilities attributed to the Ventures Group unless its board of directors seeks and receives the approval to such redemption of holders of Liberty Ventures common stock, voting together as a separate class, and, if such subsidiary also holds assets and liabilities of the Interactive Group, the approval of holders of Liberty Interactive common stock to the corresponding Liberty Interactive common stock redemption, with each affected group voting as a separate class.

The Registrant’s charter imposes supermajority voting requirements in connection with certain charter amendments and other extraordinary transactions which have not been approved by 75% of the directors then in office. When these requirements apply, the threshold vote required is 66 2/3% of the aggregate voting power of Registrant’s outstanding voting securities, voting together as a single class.

Inter-Group Interest

From time to time, the Registrant’s board may determine to create an inter-group interest in the Interactive Group in favor of the Ventures Group, or vice versa, subject to the terms of the Registrant’s charter.

If the Interactive Group has an inter-group interest in the Ventures Group at such time as any extraordinary action is taken with respect to the Liberty Ventures common stock (such as the payment of a dividend, a share distribution, the redemption of such stock for stock of a subsidiary or an action required to be taken in connection with a disposition of all or substantially all of the Ventures Group’s assets), the Registrant’s board will consider what actions are required, or permitted, to be taken under the Registrant’s charter with respect to the Interactive

Group’s inter-group interest in the Ventures Group. For example, in some instances, the Registrant’s board may determine that a portion of the aggregate consideration that is available for distribution to holders of Liberty Ventures common stock must be allocated to the Interactive Group to compensate the Interactive Group on a pro rata basis for its interest in the Ventures Group.

Similarly, if the Ventures Group has an inter-group interest in the Interactive Group at such time as any extraordinary action is taken with respect to the Liberty Interactive common stock (such as the payment of a dividend, a share distribution, the redemption of such stock for stock of a subsidiary or an action required to be taken in connection with a disposition of all or substantially all of the Interactive Group’s assets), the Registrant’s board will consider what actions are required, or permitted, to be taken under the Registrant’s charter with respect to the Ventures Group’s inter-group interest in the Interactive Group.

All such board determinations will be made in accordance with the Registrant’s charter and applicable Delaware law.

Neither the Ventures Group nor the Interactive Group is expected to have an inter-group interest in the other at the effective time of the charter.

Liquidation

Upon the Registrant’s liquidation, dissolution or winding up, holders of shares of Liberty Ventures common stock will be entitled to receive in respect of such stock their proportionate interests in the Registrant’s assets, if any, remaining for distribution to holders of common stock (regardless of the group to which such assets are then attributed) in proportion to their respective number of liquidation units per share.

Each share of Liberty Ventures common stock will be entitled to a number of liquidation units equal to the amount (calculated to the nearest five decimal places) obtained by dividing (x) the average of the daily volume weighted average prices of the Series A Liberty Ventures common stock over the 20-trading day (with a “trading day” defined as each day on which the share of common stock is traded on the Nasdaq Stock Market) period commencing on (and including) the first trading day on which the Series A Liberty Ventures common stock trades in the “regular way” market, by (y) the average of the daily volume weighted average prices of the Series A Liberty Interactive common stock over the 20-trading day period commencing on (and including) the first trading day on which the Series A Liberty Interactive common stock trades in the “regular way” market.

Description of Other Provisions of the Registrant’s Charter

Authorized Share Capital

The Registrant is authorized to issue up to 8,607,500,000 shares of capital stock, which will be divided into the following two classes: (i) 8,557,500,000 shares of common stock (which class is divided into the Registrant’s Series A Liberty Interactive common stock, par value $.01 per share, Series B Liberty Interactive common stock, par value $.01 per share, Series C Liberty Interactive common stock, par value $.01 per share, Series A Liberty Ventures common stock, par value $.01 per share, Series B Liberty Ventures common stock, par value $.01 per share, and Series C Liberty Ventures common stock, par value $.01 per share), and (ii) 50,000,000 shares of preferred stock (which class is issuable in series as described below).

Preferred Stock

The Registrant’s charter authorizes the board of directors of the Registrant to establish one or more series of preferred stock and to determine, with respect to any series of preferred stock, the terms and rights of the series, including:

•                  the designation of the series;

•                  the number of authorized shares of the series, which number the Registrant’s board may subsequently increase or decrease but not below the number of such shares of such series of preferred stock then outstanding;

•                  the dividend rate or amounts, if any, and, in the case of cumulative dividends, the date or dates from which dividends on all shares of the series will be cumulative and the relative preferences or rights of priority or participation with respect to such dividends;

•                  the rights of the series in the event of the Registrant’s voluntary or involuntary liquidation, dissolution or winding up and the relative preferences or rights of priority of payment;

•                  the rights, if any, of holders of the series to convert into or exchange for other classes or series of stock or indebtedness and the terms and conditions of any such conversion or exchange, including provision for adjustments within the discretion of the Registrant’s board of directors;

•                  the voting rights, if any, of the holders of the series;

•                  the terms and conditions, if any, for the Registrant’s to purchase or redeem the shares of the series; and

•                  any other relative rights, preferences and limitations of the series.

The Registrant believes that the ability of its board of directors to authorize the issuance of one or more series of preferred stock will provide flexibility in structuring possible future financing and acquisitions and in meeting other corporate needs which might arise. The authorized shares of the Registrant’s preferred stock will be available for issuance without further action by its stockholders, unless such action is required by applicable law or the rules of any stock exchange or automated quotation system on which the Registrant’s securities may be listed or traded.

Although the Registrant has no intention at the present time of doing so, it could issue a series of preferred stock that could, depending on the terms of such series, impede the completion of a merger, tender offer or other takeover attempt. The Registrant’s board will make any determination to issue such shares based upon its judgment as to the best interests of its stockholders. The Registrant’s board of directors, in so acting, could issue preferred stock having terms that could discourage an acquisition attempt through which an acquirer may be able to change the composition of its board of directors, including a tender offer or other transaction that some, or a majority, of its stockholders might believe to be in their best interests or in which stockholders might receive a premium for their stock over the then-current market price of the stock.

Board of Directors

The Registrant’s charter provides that, subject to any rights of the holders of any series of preferred stock to elect additional directors, the number of its directors will not be less than three and the exact number will be fixed from time to time by a resolution of its board. The members of the Registrant’s board, other than those who may be elected by holders of any preferred stock, will be divided into three classes. Each class consists, as nearly as possible, of a number of directors equal to one-third of the then authorized number of board members. The term of office of the Class I directors of the Registrant will expire at the annual meeting of stockholders in 2014. The term of office of Class II directors of the Registrant will expire at the annual meeting of stockholders in 2012. The term of office of Class III directors of the Registrant will expire at the annual meeting of stockholders in 2013.

At each annual meeting of stockholders, the successors of that class of directors whose term expires at that meeting will be elected to hold office for a term expiring at the annual meeting of stockholders held in the third year following the year of their election. The directors of each class will hold office until their respective successors are elected and qualified or until such director’s earlier death, resignation or removal.

The Registrant’s charter provides that, subject to the rights of the holders of any series of preferred stock, directors may be removed from office only for cause upon the affirmative vote of the holders of at least a majority of the aggregate voting power of the Registrant’s outstanding capital stock entitled to vote at an election of directors, voting together as a single class.

The Registrant’s charter provides that, subject to the rights of the holders of any series of preferred stock, vacancies on its board resulting from death, resignation, removal, disqualification or other cause, and newly created directorships resulting from any increase in the number of directors on its board, will be filled only by the affirmative vote of a majority of the remaining directors then in office (even though less than a quorum) or by the sole remaining director. Any director so elected will hold office for the remainder of the full term of the class of directors in which the vacancy occurred or to which the new directorship is assigned, and until that director’s successor will have been elected and qualified or until such director’s earlier death, resignation or removal. No decrease in the number of directors constituting its board will shorten the term of any incumbent director, except as may be provided in any certificate of designation with respect to a series of the Registrant’s preferred stock with respect to any additional director elected by the holders of that series of the Registrant’s preferred stock.

These provisions would preclude a third party from removing incumbent directors and simultaneously gaining control of the Registrant’s board by filling the vacancies created by removal with its own nominees. Under the classified board provisions described above, it would take at least two elections of directors for any individual or group to gain control of the Registrant’s board. Accordingly, these provisions could discourage a third party from initiating a proxy contest, making a tender offer or otherwise attempting to gain control of the Registrant.

Limitation on Liability and Indemnification

To the fullest extent permitted by Delaware law, the Registrant’s directors are not liable to it or any of its stockholders for monetary damages for breaches of fiduciary duties while serving as a director. In addition, the Registrant indemnifies, to the fullest extent permitted by applicable law, any person involved in any suit or action by reason of the fact that such person is a director or officer of the Registrant or, at its request, a director, officer, employee or agent of another corporation or entity, against all liability, loss and expenses incurred by such person. the Registrant will pay expenses of a director or officer in defending any proceeding in advance of its final disposition, provided that such payment is made upon receipt of an undertaking by the director or officer to repay all amounts advanced if it should be ultimately determined that the director or officer is not entitled to indemnification.

No Shareowner Action by Written Consent; Special Meetings

The Registrant’s charter provides that (except as otherwise provided in the terms of any series of preferred stock), any action required to be taken or which may be taken at any annual meeting or special meeting of stockholders may not be taken without a meeting and may not be effected by any consent in writing by such holders. Except as otherwise required by law and subject to the rights of the holders of any series of the Registrant’s preferred stock, special meetings of the Registrant’s stockholders for any purpose or purposes may be called only by its Secretary at the written request of the holders of not less than 66 2/3% of the total outstanding voting power or at the request of at least 75% of the members of the Registrant’s board of directors then in office.

Amendments

The Registrant’s charter provides that, subject to the rights of the holders of any series of its preferred stock, the affirmative vote of the holders of at least 66 2/3% of the aggregate voting power of the Registrant’s outstanding capital stock generally entitled to vote upon all matters submitted to its stockholders, voting together as a single class, is required to adopt, amend or repeal any provision of the Registrant’s charter or to add or insert any provision in the Registrant’s charter, provided that the foregoing enhanced voting requirement will not apply to any adoption, amendment, repeal, addition or insertion (1) as to which Delaware law does not require the consent of the Registrant’s stockholders or (2) which has been approved by at least 75% of the members of its board then in office. The Registrant’s charter further provides that the affirmative vote of the holders of at least 66 2/3% of the aggregate voting power of its outstanding capital stock generally entitled to vote upon all matters submitted to its stockholders, voting together as a single class, is required to adopt, amend or repeal any provision of its bylaws, provided that the foregoing enhanced voting requirement will not apply to any adoption, amendment or repeal approved by the affirmative vote of not less than 75% of the members of its board then in office.

Supermajority Voting Provisions

In addition to the supermajority voting provisions discussed under “—Amendments” above, the Registrant’s charter provides that, subject to the rights of the holders of any series of its preferred stock, the affirmative vote of the holders of at least 66 2/3% of the aggregate voting power of its outstanding capital stock generally entitled to vote upon all matters submitted to its stockholders, voting together as a single class, is required for:

•                  its merger or consolidation with or into any other corporation, provided, that the foregoing voting provision will not apply to any such merger or consolidation (1) as to which the laws of the State of Delaware, as then in effect, do not require the consent of its stockholders, or (2) that at least 75% of the members of its board of directors then in office have approved;

•                  the sale, lease or exchange of all, or substantially all, of its assets, provided, that the foregoing voting provisions will not apply to any such sale, lease or exchange that at least 75% of the members of its board of directors then in office have approved; or

•                  its dissolution, provided, that the foregoing voting provision will not apply to such dissolution if at least 75% of the members of its board of directors then in office have approved such dissolution.

Section 203 of the Delaware General Corporation Law

Section 203 of the General Corporation Law of the State of Delaware prohibits certain transactions between a Delaware corporation and an “interested stockholder.” An “interested stockholder” for this purpose is a stockholder who is directly or indirectly a beneficial owner of 15% or more of the aggregate voting power of a Delaware corporation. This provision prohibits certain business combinations between an interested stockholder and a corporation for a period of three years after the date on which the stockholder became an interested stockholder, unless: (1) prior to the time that a stockholder became an interested stockholder, either the business combination or the transaction which resulted in the stockholder becoming an interested stockholder is approved by the corporation’s board of directors, (2) the interested stockholder acquired at least 85% of the aggregate voting power of the corporation in the transaction in which the stockholder became an interested stockholder, or (3) the business combination is approved by a majority of the board of directors and the affirmative vote of the holders of 66 2/3% of the aggregate voting power not owned by the interested stockholder at or subsequent to the time that the stockholder became an interested stockholder. The Registrant is subject to Section 203.

Item 2.  Exhibits.

The following exhibits are filed as part of this Registration Statement on Form 8-A.

Exhibit No.	Description

3.1

Form of Restated Certificate of Incorporation of the Registrant (to be in effect upon its filing with the Secretary of State of the State of Delaware) (incorporated by reference to Exhibit 3.1 to Amendment No. 3 to the Registrant’s Form 8-A (File No. 001-33982) as filed on August 2, 2012).

3.2

Bylaws of the Registrant (as amended and restated August 12, 2008) (incorporated by reference to Exhibit 3.1 to the Registrant’s Current Report on Form 8-K (File No. 001-33982) as filed on August 14, 2008).

4.1

Form of Specimen Certificate for shares of Series A Liberty Ventures common stock, par value $.01 per share, of the Registrant (incorporated by reference to Exhibit 4.3 to the Registrant’s Registration Statement on Form S-4 filed on April 3, 2012 (File No. 333-180543) (the “Form S-4”)).

4.2	Form of Specimen Certificate for shares of Series B Liberty Ventures common stock, par value $.01 per share, of the Registrant (incorporated by reference to Exhibit 4.4 to the Form S-4).

SIGNATURE

Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereto duly authorized.

Liberty Interactive Corporation

Date:	August 2, 2012	By:	/s/ Charles Y. Tanabe
		Name:	Charles Y. Tanabe
		Title:	Executive Vice President and General Counsel

EXHIBIT INDEX

The following exhibits are filed as part of this Registration Statement on Form 8-A.

Exhibit No.	Description

3.1

Form of Restated Certificate of Incorporation of the Registrant (to be in effect upon its filing with the Secretary of State of the State of Delaware) (incorporated by reference to Exhibit 3.1 to Amendment No. 3 to the Registrant’s Form 8-A (File No. 001-33982) as filed on August 2, 2012).

3.2

Bylaws of the Registrant (as amended and restated August 12, 2008) (incorporated by reference to Exhibit 3.1 to the Registrant’s Current Report on Form 8-K (File No. 001-33982) as filed on August 14, 2008).

4.1

Form of Specimen Certificate for shares of Series A Liberty Ventures common stock, par value $.01 per share, of the Registrant (incorporated by reference to Exhibit 4.3 to the Registrant’s Registration Statement on Form S-4 filed on April 3, 2012 (File No. 333-180543) (the “Form S-4”)).

4.2	Form of Specimen Certificate for shares of Series B Liberty Ventures common stock, par value $.01 per share, of the Registrant (incorporated by reference to Exhibit 4.4 to the Form S-4).